EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Playtex Products, Inc. of our report dated January 26, 2001, relating to the consolidated balance sheets of Playtex Products, Inc. and subsidiaries as of December 30, 2000 and December 25, 1999, and the related consolidated statements of earnings, changes in stockholders' equity and accumulated other comprehensive earnings and cash flows for the twelve months ended December 30, 2000 and December 25, 1999 and December 26, 1998, and the related consolidated financial statements schedule, which report appears in the Annual Report on Form 10-K of Playtex Products, Inc. for the fiscal year ended December 30, 2000.


/s/ KPMG LLP


KPMG LLP
New York, New York
December 5, 2001